Exhibit 10.27

2005 Compensation Program for Non-Employee Directors

as Amended December 13, 2006

Annual Board Retainer: The Annual Board Retainer (“Board Retainer”) shall be $40,000 paid quarterly in equal $10,000 installments on or about the 1st day of the first month of each calendar quarter (pro-rated in the case of newly elected or appointed directors).

Board Meeting Fees: Board Meeting Fees shall be $2,000 per in-person meeting and $1,000 per telephonic meeting. If a Director is unable to attend an in-person meeting and participates by telephone, his/her fee for such attendance shall be $1,000.

Committee Meeting Fees: In-person Committee Meeting Fees shall be $1,500 per meeting and telephonic meetings shall be $1,000 per meeting. If a Committee member is unable to attend an in-person meeting and participates by telephone, his/her fee for such participation shall be $1,000.

Annual Chairman’s Retainer: Through May 17, 2007, the Annual Chairman’s Retainer (“Chairman’s Retainer”) shall be $100,000 paid quarterly in equal installments on or about the 1st day of the first month of each calendar quarter (pro-rated through May 17, 2007).

Annual Committee Chair Retainers: The Annual Committee Chair Retainers (“Committee Chair Retainer”) shall be as set forth in the schedule below and will be paid quarterly in equal installments on or about the 1st day of the first month of each calendar quarter (pro-rated in the case of newly elected Committee Chair).

Audit Committee	$10,000/year
Executive Compensation Committee	$5,000/year
Nominating/Corporate Governance Committee	$5,000/year

Annual Elections for Payment of Cash Remuneration: Directors shall be given the opportunity to make an annual election in writing prior to the start of each calendar year to receive in lieu of cash, their Board Retainer, Chairman’s Retainer, Committee Chair Retainer, Board Meeting Fees and Committee Meeting Fees, as applicable, in the form of (and equivalent value of) Shares (as defined in the Amended and Restated WCI Communities, Inc. 1998 Non-Employee Director Stock Incentive Plan), restricted stock units (“RSUs”) and/or stock appreciation rights payable in Shares (“SARs”) (any such equity-based award a “Stock Payment”), in any combination thereof, as further described in the 2007 Compensation Election memo to directors attached hereto as Exhibit A. Any RSUs and SARs granted to directors pursuant to this Program shall be made pursuant to award agreements substantially in the forms attached hereto as Exhibits B and C.

Payment of Fees/Shares: Directors are paid in advance on a quarterly basis.

➢	If a Director elects a Stock Payment in lieu of his/her Board Retainer, Chairman’s Retainer or Committee Chair Retainer, such Stock Payment will be valued on the first trading day of the quarter using the closing price on that date, and that day shall be the grant date in the case of any RSUs and/or SARs that the Director has elected to receive. In the case of any Share awards, the Shares will be delivered to the Director within 10 days following the award valuation date.

➢	If a Director elects a Stock Payment in lieu of a Board Meeting Fee or a Committee Meeting Fee, the Stock Payment to be made in lieu of cash for such a meeting will be valued on the trading day coincident with or (if the meeting date is not a trading day) the first trading day following the date of the meeting for which the Board Meeting Fee or Committee Meeting Fee is due, using the closing price on such valuation date, and that valuation date shall be the grant date in the case of any RSUs and/or SARs that the Director has elected to receive. In the case of any Share awards, the Shares will be delivered to the Director within 10 days following the award valuation date.

Vesting of Stock Payments: All Stock Payments shall be immediately vested upon grant.

Term of SARs: The term for the exercise of SARs will be ten (10) years unless otherwise terminated as provided in the grant agreement governing the SARs.

Equity Award

Each Director shall be entitled to receive an annual equity award, with a targeted value of $80,000 per year for each Director, to be granted in quarterly installments on the first trading day of each quarter. Such equity awards shall be provided in the form of Shares, SARs and/or RSUs, at each Director’s election. In the case of any Share awards, the Shares will be delivered to the Director within 10 days following the first trading day of the quarter.

Any Director who is first elected or appointed to the Board during any calendar quarter shall be granted a pro-rated equity award in respect of such calendar quarter, with such equity award granted and valued on the date of election or appointment and based on the number of days remaining during the calendar quarter in which he/she is elected or appointed. Unless the newly elected or appointed Director shall have made a compensation election prior to the date of his/her election or appointment to the Board, such Director shall automatically receive equity awards in the form of Share grants for the remainder of such calendar year, and such Shares will be delivered to the Director within 10 days following each award valuation date.

The number of Shares or RSUs to be awarded shall be determined by dividing the dollar award value by the closing price on the grant date; and the number of SARs to be granted shall be calculated using the fair value as determined under the Lattice Model, each, as further described in the 2007 Compensation Election memo attached hereto as Exhibit A.

In the event a Director fails to participate in at least 75% of all Board and Committee meetings in a calendar year (with respect to those Committees on which he/she serves) that Director will not receive the next following quarterly equity award due in the 1st quarter of the next calendar year (i.e. 1st trading day in January).

Mandatory Stock Ownership

The Board hereby adopts a mandatory stock ownership requirement for all Non-Employee Directors, requiring that each Non-Employee Director own on December 31, 2010, and each December 31st thereafter, Company stock in the amount of the lesser of: (a) the value of five (5) times the Board Retainer (i.e., $200,000); or (b) a fixed number shares of Company common stock determined by multiplying the Board Retainer by five (5) and then dividing that dollar amount by the fair market value of one share of Company common stock on December 31st, 2010. It is expected that each non-employee Director will progress to this level of stock ownership at the rate of one-times the Board Retainer for each year of Board service beginning on and after January 1, 2006.

Any Non-Employee Director elected to the Board after October 3, 2005 shall have five (5) years from the date of such election within which to meet the stock ownership requirement.

Unexercised SARs will not be included in the determination whether such requirement has been met.

No later than December 31, 2010, and annually thereafter, each Non-Employee Director will provide a statement acknowledging compliance with such stock ownership requirement. Notwithstanding the foregoing, any Non-Employee Director elected to the Board after October 3, 2005, shall not be required to provide the first such compliance statement to the Company until December 31st of the fifth year after his/her election to the Board, after which such Non-Employee Director will provide a statement each year.

EXHIBIT A

2007 Compensation Election

As a non-employee director of WCI Communities, Inc. (the “Company”), you have the right, under the Company’s 2005 Compensation Program for Non-Employee Directors as Amended December 13, 2006 (the “Program”), to elect to receive in the form of awards based on the common stock of the Company (“Shares”) compensation that would otherwise be payable to you in cash for your services as a director in 2007. Additionally, you are entitled to elect which form of Share-based awards you wish to receive in respect of your targeted annual equity award under the Program.

Share Alternatives

There are three ways for you to receive Share-based awards:

1.	Outright grants of Shares;

2.	A contractual right to receive Shares in the future (“RSUs”); or

3.	Stock appreciation rights payable in Shares (“SARs”).

All elections under the Program become irrevocable after December 31, 2006, and all forms of awards of Shares are immediately vested when granted.

Number of Shares to be Delivered; Timing of Delivery

1. Grants of Shares:

(a) For the Board Retainer, the Committee Chair Retainer, the Chairman’s Retainer and the Directors’ targeted equity grant, each of which are payable quarterly, the number of Shares to be delivered will be determined by dividing the amount of the payment otherwise due for that calendar quarter by the closing price of a Share on the first trading day of each quarter, and any fractional Shares resulting from the application of this formula will be rounded up to the next whole Share. The Shares will be delivered within 10 days thereafter.

(b) For a Board Meeting Fee or a Committee Meeting Fee, the number of Shares to be delivered will be determined by dividing the cash payment by the closing price of a Share on the trading day coincident with or (if the meeting date is not a trading day) the first trading day following the applicable meeting date. Any fractional Shares resulting from the application of this formula will be rounded up to the next whole Share. The Shares will be delivered within 10 days thereafter.

2. Grants of RSUs

The number of Shares to be delivered on a deferred basis in the form of RSUs will be the same as the number of Shares that would have been delivered currently (see 1. above), and the Shares will be delivered on a date or dates indicated by you on the accompanying election form.

3. Grants of SARs

In the case of retainer fees and the targeted equity grants, the number of SARs to be granted as of the first trading day of each quarter will equal the amount of the payment otherwise due, divided by the fair value of a SAR as of such grant date (as determined under the Lattice Model with the underlying methodology that is used by the Company for financial reporting purposes). Similarly, in the case of meeting fees, the number of SARs to be granted as of the trading day coincident with or (if the meeting date is not a trading day) the first trading day following the applicable meeting date will equal the amount of the payment otherwise due, divided by the fair value of a SAR as of such grant date. Any fractional Shares will be rounded up to the next whole Share. The strike price for each SAR will be the closing price of a Share on the grant date. SARs remain exercisable for 10 years after the grant date, unless otherwise terminated as provided in the applicable grant document. Upon exercise of a SAR, you will receive a number of Shares having a Fair Market Value equal to the excess, if any, of the aggregate Fair Market Value of the Shares with respect to which the SAR is being exercised over the aggregate strike price allocable to such Shares. You will receive cash in respect of any fractional Share.

Please return the attached form indicating your election with respect to your 2007 compensation as a Non-Employee Director. The form has 2 Parts. In Part I, you can elect how you wish to receive, where applicable, all of your annual compensation other than your targeted annual equity award (i.e., Board Retainer, Committee Chair Retainer, Chairman’s Retainer, Board Meeting Fees and Committee Meeting Fees). Part II permits you to make a separate election with respect to your targeted annual equity award.

WCI COMMUNITIES, INC.

2007 COMPENSATION ELECTION FORM

Name:	Tax I.D. Number/Social Security Number:
Address:	State of Legal Residence:

PART I

I elect to receive my 2007 compensation (other than my targeted annual equity award) as follows: (Check the applicable box(es). If you wish to split your election among the available choices, please also indicate the applicable percentage.)

☐	%	I elect to receive my 2007 compensation (other than the targeted annual equity award) in cash payable currently as earned.

☐	%	I elect to receive my 2007 compensation (other than the targeted annual equity award) in the form of SARs.

☐	%	I elect to receive my 2007 compensation (other than the targeted annual equity award) in the form of Shares payable currently as earned.

☐	%	I elect to receive my 2007 compensation (other than the targeted annual equity award) in the form of RSUs, payable on the earlier of:

☐ cessation of my service as a director; or

☐ January, [indicate year, but not sooner than 2009].

I also elect to receive the Shares, when payable for the RSUs, in:

☐ a lump sum (i.e., all Shares due at one time); or

☐ in [up to 10] annual installments.

Total = 100%

PART II

I elect to receive my 2007 targeted annual equity award in the amount of $80,000 as follows: (Check the applicable box(es). If you wish to split your election among the available choices, please also indicate the applicable percentage.)

☐	%	I elect to receive my 2007 equity award in the form of SARs.

☐	%	I elect to receive my 2007 equity award in the form of Shares payable currently as earned.

☐	%	I elect to receive my 2007 equity award in the form of RSUs, payable on the earlier of:

		☐	cessation of my service as a director; or

		☐	January, [indicate year, but not sooner than 2009].

I also elect to receive the Shares, when payable for the RSUs, in:

		☐	a lump sum (i.e., all Shares due at one time); or

		☐	in [up to 10] annual installments.

Total = 100%

These elections shall remain in effect for the entire 2007 calendar year, and become irrevocable December 31, 2006.

Return original signed form to:
Vivien N. Hastings, Esq.	Print Name
WCI Communities, Inc. 24301 Walden Center Drive
Bonita Springs, Florida 34134	Signature of Director

Date

EXHIBIT B

WCI COMMUNITIES, INC.

RESTRICTED STOCK UNIT AGREEMENT

Amended and Restated WCI Communities, Inc.

1998 Non-Employee Director Stock Incentive Plan

This Restricted Stock Unit Agreement (“RSU Agreement”) reflects a grant by WCI Communities, Inc., a Delaware Corporation (the “Company”) to                                                   (the “Participant”) as of the      day of                     , 2007 (the “RSU Grant Date”).

RECITALS

Pursuant to the 2005 Compensation Program for Non-Employee Directors as Amended December 13, 2006, the Company wishes to grant Participant an award payable in shares of common stock of the Company (“Shares”) pursuant to Section 17 of the Amended and Restated WCI Communities, Inc. 1998 Non-Employee Director Stock Incentive Plan, as amended from time to time (the “Plan”), the terms of which are incorporated herein by reference. Capitalized terms used herein shall have the meaning ascribed to them in the Plan, a copy of which is available to Participant from the Company’s Human Resources Department.

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

1. Grant of Restricted Stock Unit. The Company hereby grants to Participant restricted stock units covering          Shares (the “Restricted Stock Units” or “RSUs”), on the terms and conditions set forth herein. Shares corresponding to the number of Restricted Stock Units (the “RSU Shares”) granted herein are to be delivered to Participant on the date or dates set forth in the irrevocable election made by Participant prior to December 31, 2006 on his “WCI Communities, Inc. 2007 Compensation Election Form” or, if earlier, cessation of service as a director (each such date, a “Payment Date”).

2. Vesting. The Restricted Stock Units granted hereunder shall at all times be one hundred percent (100%) vested.

3. Delivery of Stock Certificate. As soon as is administratively feasible on or following a Payment Date but in no event later than December 31 of the calendar year in which such Payment Date occurs, the Company shall deliver a certificate or evidence of electronic delivery in the amount of the RSU Shares deliverable as of such Payment Date, and such RSU Shares shall be registered in the name of the Participant and delivered to the Participant or Participant’s legal representative.

4. Nontransferability. The Participant shall not transfer, assign, pledge or hypothecate the Restricted Stock Units or any rights or privileges conferred thereby in any way, whether by operation of law or otherwise, and neither the Restricted Stock Units nor any rights or privileges conferred thereby shall be subject to execution, attachment or similar process. Upon any attempted transfer, assignment, pledge, hypothecation or other disposition of the Restricted Stock Units, or any right or privilege conferred thereby, contrary to the provisions hereof, or upon the levy or any attachment or similar process upon the Restricted Stock Units, or any right or privilege conferred thereby, such Restricted Stock Units and such rights and privileges, shall immediately become null and void.

5. Dividend Equivalents. In the event that the Company pays a dividend on its Shares, the Participant shall be credited, based on the number of Restricted Stock Units held by the Participant hereunder on the record date of such dividend, with additional Restricted Stock Units that reflect the value of the dividend, as determined by the Committee.

6. Adjustments. In the event of any change in the outstanding common stock of the Company by reason of a stock split, spin-off, stock dividend, stock combination or reclassification, reorganization, recapitalization, merger, consolidation or similar event, the Committee shall adjust proportionally the number of Restricted Stock Units and make such other revisions to the Restricted Stock Units as the Committee may deem fit.

7. Section 409A of the Code. The Restricted Stock Units granted pursuant to this RSU Agreement shall not be deferred, paid out, adjusted or modified in a manner that would result in a Participant incurring any tax imposed as a result of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In the event that it is reasonably determined by the Company that, as a result of Section 409A of the Code, payments in respect of the Restricted Stock Units may not be made at the time contemplated by the terms of the Plan or this RSU Agreement, as the case may be, without causing the Participant to be subject to an income tax penalty under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code. In addition, other provisions of the Plan or this RSU Agreement notwithstanding, the Company shall have no right to accelerate any payment in respect of the Restricted Stock Units or to make any such payment as the result of an event if such payment would, as a result, be subject to the tax imposed by Section 409A of the Code.

8. Amendment and Termination. This RSU Agreement may be modified by the Company in any manner that is consistent with the Plan, provided, that no such amendment shall modify this RSU Agreement in any manner adverse to the Participant without Participant’s written consent.

9. Limitations and Conditions.

(a) Nothing contained herein shall confer upon Participant any right to continue in his position as a director of the Company or in any other position with the Company or any subsidiary.

(b) Participant shall not be, and shall not have any of the rights or privileges of, a stockholder of the Company in respect of any RSU Shares as to which the Restricted Stock Units is granted hereunder unless and until the RSU Shares into which the Restricted Stock Units are exchanged have been issued by the Company to the Participant, either in book-entry or certificated form.

(c) Any notice to be given under the terms of this RSU Agreement to the Company shall be addressed to the Company in care of its General Counsel/Corporate Secretary, and any notice to the Participant shall be addressed to Participant at his address on the books of the Company. By a notice given pursuant to this Section, either party may designate a different address for notices to be given. Any notice shall be deemed to have been duly given when enclosed in a properly sealed envelope addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service, or sent by overnight delivery or telecopy.

(d) Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this RSU Agreement.

(e) The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

(f) The laws of the State of Florida shall govern the interpretation, validity and performance of the terms of this RSU Agreement.

IN WITNESS WHEREOF, the Company has executed this RSU Agreement as of the day and year first above written.

WCI COMMUNITIES, INC.

By:
Paul D. Appolonia
Senior Vice President, Human Resources

EXHIBIT C

WCI COMMUNITIES, INC.

STOCK APPRECIATION RIGHT AGREEMENT

Amended and Restated WCI Communities, Inc.

1998 Non-Employee Director Stock Incentive Plan

This Stock Appreciation Right Agreement (“SAR Agreement”) reflects a grant of stock appreciation rights by WCI Communities, Inc., a Delaware Corporation (the “Company”) to                                                   (the “Participant”) as of the      day of                         , 2007 (the “SAR Grant Date”).

RECITALS

Pursuant to the 2005 Compensation Program for Non-Employee Directors as Amended December 13, 2006, the Company wishes to grant Participant a Stock Appreciation Right payable in shares of common stock of the Company (“Shares”) pursuant to Section 16 of the Amended and Restated WCI Communities, Inc. 1998 Non-Employee Director Stock Incentive Plan, as amended from time to time (the “Plan”), the terms of which are incorporated herein by reference. Capitalized terms used herein shall have the meaning ascribed to them in the Plan, a copy of which is available to Participant from the Company’s Human Resources Department.

TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHT

1. Grant of Stock Appreciation Right. The Company hereby grants to Participant, on the terms and conditions set forth herein a “Stock Appreciation Right” with respect to          Shares. A Stock Appreciation Right shall mean the right to receive, on exercise, Shares equal in Fair Market Value (plus cash in respect of any fractional share) to the excess, if any, of the aggregate Fair Market Value of a number of Shares equal to the number of Shares with respect to which the SAR is being exercised over the aggregate Strike Price (as defined in Section 3) allocable to such Shares (the “Stock Appreciation Right). The closing price of a Share as recorded on the New York Stock Exchange on the applicable date shall be 100% of the Fair Market Value.

2. Vesting. The Stock Appreciation Right granted hereunder shall at all times be one hundred percent (100%) vested.

3. Strike Price. The per Share “Strike Price” of the Stock Appreciation Right shall be $            , which is 100% of the Fair Market Value of a Share on the SAR Grant Date.

4. Term of Stock Appreciation Right. The term of this Stock Appreciation Right shall be for a period commencing on the SAR Grant Date and ending on the tenth (10th) anniversary of the SAR Grant Date (the “Expiration Date”), subject to earlier termination as provided in Sections 7 and 9. The Stock Appreciation Right may be exercised within the foregoing limitations at any time or from time to time after the SAR Grant Date, as to any or all of the Shares covered by the Stock Appreciation Right.

5. Method of Exercise. The Participant may exercise all or any part of the Stock Appreciation Right by written notice directed to the Legal Department (Attention: General Counsel/Corporate Secretary), at the Company’s principal place of business. As soon as practicable following receipt of such written notice, but no later than December 31st of the calendar year during which the exercise occurs, the Company shall deliver certificates or evidence of electronic delivery evidencing the Shares receivable by Participant.

6. Nontransferability. Except as otherwise provided by the Committee, the Stock Appreciation Right shall be transferable only by will or the laws of descent and distribution and shall be exercised during Participant’s life only by Participant or a legal representative appointed for or by the Participant. Except as permitted by the preceding sentence, the Stock Appreciation Right or any rights or privileges conferred thereby shall not be transferred, assigned, pledged or hypothecated in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. Upon any attempted transfer, assignment, pledge, hypothecation or other disposition of the Stock Appreciation Right, or any right or privilege conferred thereby, contrary to the provisions hereof, or upon the levy or any attachment or similar process upon the Stock Appreciation Right, or any right or privilege conferred thereby, such Stock Appreciation Right and such rights and privileges, shall immediately become null and void.

7. Termination of Stock Appreciation Right. Except as otherwise provided in this SAR Agreement, this Stock Appreciation Right shall terminate:

(a) In the event that the Participant dies while a director of the Company or in the event that Participant’s service as a director terminates by reason of disability, such portion of the Stock Appreciation Right not previously exercised may be exercised by Participant or Participant’s personal representative during the twelve (12) months after the date of Participant’s death or termination of service as a director by reason of disability, but not later than the Expiration Date. Any such portion of the Stock Appreciation Right not exercised prior to such date shall terminate on such date. For the purposes of this SAR Agreement, a Participant’s services shall be considered to have terminated by reason of disability if he would have been disabled under the Company’s long term disability policy had he been covered by such policy.

(b) In the event that Participant’s service as a director is terminated for cause, such portion of the Stock Appreciation Right not exercised prior to the date of such termination shall terminate as of the date of such termination. For the purposes of this SAR Agreement, Participant’s service as a director shall be deemed to be terminated for cause for any of the following:

(i) Misconduct by Participant involving dishonesty or breach of a fiduciary duty in connection with Participant’s service as a director;

(ii) Misconduct by Participant which would be a reasonable basis for an indictment of Participant for a felony or a misdemeanor involving moral turpitude; or

(iii) Misconduct by Participant which results in a demonstrable injury to the Company.

(c) In the event that Participant’s service as a director is terminated for any reason other than death, disability or cause, all or any portion of the Stock Appreciation Right not previously exercised may be exercised by Participant during the six (6) months after the date of Participant’s termination of service as a director, but not later than the Expiration Date. Such portion of the Stock Appreciation Right not exercised prior to such date shall terminate on such date.

8. Adjustments. In the event of any change in the outstanding common stock of the Company by reason of a stock split, spin-off, stock dividend, stock combination or reclassification, reorganization, recapitalization, merger, consolidation or similar event, the Company shall adjust proportionally the number of SAR Shares covered by the Stock Appreciation Right and the Strike Price for the SAR Shares and make such other revisions to the Stock Appreciation Right as the Company may deem fit, including, without limitation, any such limitations as are deemed necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and avoid the imposition of interest and penalty taxes thereunder.

9. Change in Control. In the event of a Change in Control, the Company may, in its absolute discretion and without liability to any person, take such actions as it deems necessary or desirable including, without limitation, (a) payment of a cash amount in exchange for the cancellation of the Stock Appreciation Right; and (b) requiring the issuance of substitute benefits that will substantially preserve the value, rights and benefits of any affected Stock Appreciation Right, and all such actions shall be consistent with the requirements to avoid the imposition of interest and penalty taxes under Section 409A of the Code.

10. Amendment and Termination. This SAR Agreement may be modified by the Company in any manner that is consistent with the Plan, provided, that no such amendment shall modify this SAR Agreement in any manner adverse to the Participant without Participant’s written consent.

11. Limitations and Conditions.

(a) Nothing contained herein shall confer upon Participant any right to continue in his position as a director of the Company or in any other position with the Company or any subsidiary.

(b) Participant shall not be, and shall not have any of the rights or privileges or, a stockholder of the Company in respect of any Shares as to which the Stock Appreciation Right is granted hereunder unless and until the Shares into which the Stock Appreciation Right is exercised have been issued by the Company to the Participant either in book-entry or certificated form.

(c) Any notice to be given under the terms of this SAR Agreement to the Company shall be addressed to the Company in care of its General Counsel/Corporate Secretary, and any notice to the Participant shall be addressed to Participant at his address on the books of the Company. By a notice given pursuant to this Section, either party may designate a different address for notices to be given. Any notice shall be deemed to have been duly given when enclosed in a properly sealed envelope addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service, or sent by overnight delivery or telecopy.

(d) Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this SAR Agreement.

(e) The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

(f) The laws of the State of Florida shall govern the interpretation, validity and performance of the terms of this SAR Agreement.

IN WITNESS WHEREOF, the Company has executed this SAR Agreement as of the day and year first above written.

WCI COMMUNITIES, INC.

By:
Paul D. Appolonia
Senior Vice President, Human Resources